Exhibit 10.30

CONTRACT OF PURCHASE

                                                                                                    24th J.W. 3/24/03
          CONTRACT OF PURCHASE (the "Contract") made this ~~11th~~ day of March 2003, by and between SOUTHERN STATES COOPERATIVE, INCORPORATED, ("Seller") and the HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership ("Purchaser").

          Purchaser agrees to buy and Seller agrees to sell property located at 7110 Grade Lane, Louisville, Kentucky 40213 (the "Premises") containing approximately 10.723 acres of land, including all buildings and improvements on the property, as more particularly described on the attached Exhibit A.

1. The purchase price is $1,500,000.00 and shall be paid in cash or by wire transfer as follows:

A.

Earnest money of $15,000.00 (the "Earnest Money") shall be paid to Seller by Purchaser upon receipt, by Seller, of approval for this transaction from Seller's lending institutions. The Earnest Money shall be made by check payable to Walter Wagner, Jr. Company, Realtors. This Earnest Money shall be applied to the purchase price at Closing as defined herein below.

B.	Balance of $1,485,000 to be paid at Closing as defined herein below.

C.

Upon Closing, as defined herein below, Seller shall pay Walter Wagner, Jr. Company, Realtors, a commission of 5% of the purchase price. Purchaser shall have no obligation financial or otherwise to Walter Wagner, Jr. Company, Realtors arising out of this transaction or the lease agreement contemplated herein.

2. Seller agrees to convey the Premises to Purchaser by general warranty deed subject to applicable easements and restrictive covenants of record not adversely affecting the use of the premises.

          3.          The Premises will be sold "AS IS" without any express or implied representation or warranty with respect to its condition or suitability including, but not limited to, the condition of the soil, the presence of hazardous materials, substances, wastes or other environmentally regulated substances, whether known or unknown, and other physical characteristics. Within thirty (30) days of execution of this Contract (the "Contingency Period"), Purchaser shall perform at its own expense and rely solely upon its own independent investigation concerning the physical condition of the Premises, including but not limited to an environmental assessment and compliance with any applicable law, regulation, order or ordinance pertaining to the Premises. In the event that Purchaser's investigation shall disclose the presence of hazardous materials, substances, wastes or other environmentally regulated substances or other physical characteristics at the site, Purchaser, at its option, shall have the right to terminate this Contract and the full Earnest Money payment shall be returned, without interest, to Purchaser, provided Purchaser gives written notice to Seller within the Contingency Period. Purchaser agrees that if in the course of conducting such investigation, "it discovers a condition on the Premises that it believes must be reported to governmental authorities, it shall immediately notify Seller of the condition. Seller shall bear the responsibility of reporting any such action to the proper governmental authorities unless such condition is an immediate threat to the health, welfare or safety of any individuals or the environment. If Closing occurs, Purchaser assumes all responsibilities for environmental conditions of the Premises at the time of the sale and shall hold Seller harmless from any liability arising out of such conditions. In the event Purchaser withdraws its offer to purchase as provided in this paragraph, Purchaser shall promptly provide Seller a copy of all reports, including environmental report(s), secured as a result of its investigation of the Premises. The terms of this paragraph shall survive Closing and shall be Purchaser's sole remedy under the law for any condition of the soil, presence of hazardous materials, substances, wastes or other environmentally regulated substances, and other physical characteristics at the site.

4. Seller shall pay the expenses of preparing the Deed and of the Recordation tax applicable to Grantors. Purchaser shall pay all other closing costs.

5. Closing (the "Closing") shall be held on or before May 1, 2003, at a place mutually agreed upon by the parties.

6. All taxes shall be prorated as of the date of Closing.

          7.          All risk of loss or damage to the Premises by fire, windstorm, casualty, or other cause is assumed by Seller until date of Closing. However, in the event of such casualty, Purchaser's sole remedy shall be either (i) the right to terminate the Agreement or (ii) a reduction in the purchase price equal to the insurance proceeds received by Seller as a result of such casualty.

          8.          This Contract and any agreements referenced herein, constitutes the entire agreement among the parties relating to the subject matter hereof and may not be modified or changed except by written instrument executed by both parties.

          9.          This Contract shall be construed, interpreted, and applied according to the laws of Kentucky, and it shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors, and assigns of the parties.

          10.          The approval of Seller's financial institutions is a condition precedent to the validity and enforceability of this Contract. This Contract is contingent upon Purchaser, as Landlord, and Seller, as Tenant, entering into a Lease Agreement for a portion of the Premises in substantially the form of agreement attached hereto as Exhibit B.

          11.          Upon the termination of the Lease Agreement to be entered into between the parties for part of the Premises, Seller, at its sole cost and expense, shall remove all chemical tanks and related equipment.

WITNESS the following signatures and seals as of the date written above.

PURCHASER:	SELLER:

HARRY KLETTER FAMILY LIMITED PARTNERSHIP	SOUTHERN STATES COOPERATIVE, INCORPORATED

BY: /s/ Harry Kletter	BY: /s/ James R. Wright
TITLE: Managing Partner	TITLE: Director

EXHIBIT A

A plat depicting the real property described as follows:

BEGINNING at a pin and cap at the southwest comer of the tract conveyed to Cooperative Seed & Farm Supply Service, Inc. by Deed Book 2889, Page 277 and Deed Book 3559, Page 253, said pin and cap also being in the westerly right of way line of Grade Lane (a 60' Public Roadway); running with the southerly line of the aforementioned Cooperative Seed & Farm Supply Service, Inc. North 65 degrees 42 minutes 00 seconds West a distance of 502.65 feet to a pin and cap being at the southeasterly comer of a tract conveyed to K & R Corporation by Deed Book 6841, Page 161; thence with the east line of last mentioned tract North 24 degrees 18 minutes 00 seconds East a distance of 200.00 feet to a pin and cap; thence with the northerly line of said tract North 65 degrees 42 minutes 00 seconds West a distance of 843.89 feet to a pin and cap; thence North 07 degrees 18 minutes 00 seconds West a distance of 305.81 feet to a pin and cap in the southerly line of another tract conveyed to K & R Corporation by Deed Book 4935, Page 731; thence with the southerly line of said tract South 65 degrees 42 minutes 00 seconds East a distance of 1484.94 feet to a pin and cap in the westerly right of way line of Grade Lane aforesaid; thence with said right of way line South 21 degrees 35 minutes 04 seconds West a distance of 460.98 feet to the point of beginning. Being the remainder of the property as shown on plat attached to and made a part of deed dated February 23, 1981, of record in Deed Book 5215, Page 427, in the Office of the Clerk of Jefferson County, Kentucky.

Being a portion of the same property acquired by Cooperative Fertilizer Service of Richmond, Incorporated by deed dated June 13, 1952, of record in Deed Book 2889, Page 277 and a portion of the same property acquired by Cooperative Seed & Farm Supply Service, Incorporated, dated March 17, 1959, of record in Deed Book 3559, Page 253, both in the Office of the Clerk of Jefferson County, Kentucky.

EXHIBIT "B"

LEASE

          THIS LEASE, made and entered into by and between Southern States Cooperative, Inc., located at 7110 Grade Lane, Louisville, KY 40213, a. Virginia corporation (the "Tenant") and the Harry Kletter Family Limited Partnership .located at 7100 Grade Lane, Louisville, KY 40213, a Kentucky limited partnership (the "Landlord");

WITNESSETH:

1.          DESCRIPTION OF PREMISES - For and in consideration of the rents, covenants and agreements hereinafter reserved and contained, Landlord hereby Leases to Tenant the following described property, including the improvements located thereon, located at 7110 Grade Lane, Louisville, Kentucky 40213 as further described on Exhibit A attached hereto (hereinafter referred to as the "Premises").

2.          TERM - Tenant's tenancy shall commence on or before May 1S\ 2003 and continue for a period of two (2) years thereafter (the "Term"). Each year of the Term is hereinafter referred to as a "Contract Period". Tenant shall have the option to renew this agreement for two (2) successive one (1) year periods, upon written notice at least ninety (90) days prior to the end of the then current Contract Period, upon the same terms and conditions as stated herein, except that the rent for each successive year shall be five (5%) percent more than the rent payable with respect to the then current Contract Period.

Notwithstanding the foregoing, this Lease shall not be effective until such time as the underlying property of which the Premises forms a part has been sold to the Landlord by the Tenant.

3.          USE OF PREMISES - The Premises shall be used and occupied by Tenant for any lawful purpose in connection with its business operations as an agricultural cooperative, as well as all uses related thereto. The Tenant may not occupy or use the Premises for any other purpose without the written consent of the Landlord. Tenant shall obey, observe and promptly comply with all valid present and future laws, ordinances, rules, regulations, orders and requirements of the United States of America, the Commonwealth of Kentucky, and of any or all governmental authorities or agencies having authority over said Premises and the occupancy thereof. Tenant shall not use the Premises or permit same to be used for any unlawful or illegal purpose. Tenant will not do, or permit anything to be done, in, upon, or about the leased Premises that increases the fire hazard beyond that which will exist by reason of the ordinary use or occupancy of the Premises set forth above. Tenant will not do or permit to be done anything in, about or upon the leased Premises that interferes with the rights of, or tends to annoy, other tenants of Landlord; that conflicts with the regulations of the Fire Department or Board of Health; that creates a nuisance; or that is dangerous to persons or property. Tenant shall not use or permit to be used on the Premises anything that will invalidate any policies of insurance which may now or hereafter be carried on said Premises or increase the rate of insurance thereon; and any increase in insurance premiums on said Premises which may be caused by the use made thereof by Tenant shall be paid by Tenant.

4. RENT - The rental price per annum for the entire Premises shall be as follows:

          (i)          For the period commencing May 1, 2003 through and including April 30th, 2005, the fixed rent shall be two hundred and fifty six thousand and two hundred ($256,200) dollars, payable in equal monthly installments of twenty one thousand three hundred and fifty ($21,350) dollars per month, payable on or before the first day of each month, and thereafter;

          (ii)          In the event Tenant exercises its option to renew this lease for any successive Contract Period(s), the monthly fixed rent shall be five (5%) percent more ,than the rent payable with respect to the then current Contract Period. By way of example the rent payable during the third Contract Period (if any) shall be $22,417.50 per month.

          Monthly rental payments shall be due and payable on the first day of each and every month. In the event a monthly rent payment is paid after the fifth day of a month, such payment shall be deemed late and shall be subject to a 5% late fee (i.e., 5% of the monthly rent payment) payable along with such payment. If. such liquidated damages shall be deemed to subject the Landlord to usury laws of the Commonwealth of Kentucky, this provision shall be severed from this lease agreement and shall be considered null and void and of no force of effect. In no event shall the underlying unpaid rent or additional rent be voided or otherwise vitiated by such a finding.

5.          SECURITY DEPOSIT - Upon the execution of this Lease, the Tenant shall deposit with the Landlord the sum of twenty one thousand three hundred and fifty ($21,350) dollars as security for the full and faithful performance by Tenant of all the terms, covenants and conditions of this Lease upon the Tenant's part to be performed, which said sum shall be returned to the Tenant after the time fixed as the expiration date of the term herein, provided the Tenant has fully and faithfully carried out all of said terms, covenants and conditions on Tenant's part to be performed. In the event of a bona fide sale, subject to this Lease, the Landlord shall have the right to transfer the security to the vendee for the benefit of the Tenant; and Landlord shall be considered released by the Tenant from all liability for the return of such security; and the Tenant agrees to look to the new Landlord solely for the return of said security, and it is agreed that this shall apply to every transfer or assignment made of the security to a new Landlord. The security deposited under this Lease shall not be mortgaged, assigned or encumbered by the Tenant without the written consent of the Landlord.

6.          QUIET ENJOYMENT AND TITLE - The Landlord covenants, warrants and represents that it has full right and power to execute and perform the Lease and this agreement and to grant the estate demised herein, and covenants that the Tenant, on paying the rent herein and performing the covenants and agreements hereof, shall peaceably and quietly have, hold and enjoy the Premises and all rights, easements, appurtenances and privileges belonging or in anyway appertaining thereto, during the term of the Lease and any extension or renewal thereof.

7.          IMPROVEMENTS Tenant acknowledges that it is renting the Premises in an "as is" condition and shall provide all improvements that it deems necessary or desirable, provided, however, that no material improvements shall be made to the Premises without Landlord's prior written consent. In the event Tenant desires to make a material improvement, Tenant shall submit a plan to Landlord outlining such proposed change at least thirty (30) days prior to any proposed construction. If said plans are acceptable to the Landlord, written consent will be given to the Tenant. Any permission given by the Landlord to make structural changes or alterations shall be on the condition that the work shall be at Tenant's expense, unless otherwise agreed in writing, and shall be in accordance with the building code and zoning laws of the City of Louisville. All additions, fixtures and improvements upon said Premises by the Tenant shall thereafter be the property of the Landlord. Tenant may, at any time during the term of this Lease or at Its termination, sever and remove all its mechanical equipment and other personal property owned by it or placed on Premises by Tenant during the term of this Lease, provided, that (i) such removal shall be done so as not to cause damage to the Premises; and (ii) at such time all rental payments due Landlord are paid in full. Tenant shall repair, at Tenant's expense, any damages to the Premises caused by such removal.

8.          MECHANIC'S LIENS - In the event that Tenant erects any alterations or improvements to the Premises as herein above provided, Tenant agrees to and does indemnify Landlord against any mechanic's liens that may be filed against the Premises for labor or material furnished, or both, and in the event any such lien is filed, Tenant will immediately pay the same and cause it to be satisfied and discharged of record.

9.          UTILITIES - Tenant, during the term of the Lease, shall pay all charges for utilities, including but not limited to, gas, electricity, telephone, heat, trash and refuse collection, sewage, and water supplied to the Premises. Tenant covenants and agrees that at all times the use of electric current shall never exceed the capacity of the ; existing feeders to the building.

10.          REPAIRS AND MAINTENANCE - Tenant accepts the Premises, buildings and improvements in "as in" condition. Tenant shall keep and maintain in a clean and orderly condition the Premises and make at its own expense all repairs and necessary replacements, including but not limited to, plumbing, heating, air conditioning, lighting fixtures, pipes and equipment, floor covering, ceiling, walls and plastering, windows the current alarm system as well as all kitchen equipment (except to the extent that damage to such items is caused by an act of God and shall be an insurable claim under the Landlord's property policy). Tenant shall replace any and all locks, keys or bolts which are damaged. Tenant shall, at its expense, make all repairs and additions to the Premises as required by any governmental agency for health or safety. Tenant, at its expense, shall maintain all grass areas, if any, and shall mow all grass areas at such intervals necessary to neatly maintain such grass areas. Tenant, at its expense, shall maintain and repair the guttering and downspouts of the Premises, and shall maintain the parking areas, and shall remove rubbish, ice, and snow from the Premises and adjacent parking areas. Tenant, at its expense, shall maintain all exterior lighting. Should Tenant, in Landlord's sole reasonable opinion, fail to properly maintain, repair, or replace those items for which Tenant is responsible, Landlord may proceed to make said repairs or replacements and recover the cost of same from Tenant, as additional rent.

11. REFUSE AND WASTE- Tenant agrees not to allow garbage or refuse or abandoned objects or equipment to accumulate in or remain upon the Premises or in the building. Tenant shall be responsible for having their garbage disposed of and shall be responsible at its own expense for any fines or assessments by the City of Louisville, Commonwealth of Kentucky, related thereto.

12. PROHIBITION OF CERTAIN ACTIVITIES AND USES

          i)          Tenant covenants and agrees for himself, his heirs and assigns, that he will not carry on or permit any use or process in or upon the Premises in such manner as will emit noxious or offensive odors or result in excessive noise or vibration, or which results in the discharge of any hazardous wastes, chemicals or other contaminants into the ground, sanitary system, or public sewer, if any, in contravention of any existing law or regulation, including but not limited to any applicable local sewer use ordinance. Tenant further agrees not to accumulate or store any contaminated or hazardous wastes or materials upon the Premises, unless such storage or accumulation is permitted by the Department of Health or any other governmental division having jurisdiction thereof. Landlord, its agents and/or employees shall have the right to enter upon the Premises during normal business hours and upon reasonable written notice to the Tenant to make such non-invasive, visual inspections as may be necessary or desirable to insure compliance by the Tenant with the provisions of this paragraph. If as a result of such non-invasive, visual inspections, contaminated or hazardous waste materials are observed in the sanitary system or public sewer, if any, or ground arising from any act or course of conduct of the Tenant, Tenant's employees, contractors or customers or suppliers, then the Tenant shall reimburse Landlord for the cost of such inspections upon presentation of bills thereof by the Landlord to the Tenant. Landlord shall give the Tenant reasonable notice of the time such inspections will be made.

          ii)          The Tenant shall be solely responsible for the removal or elimination of any contaminated or hazardous waste upon the Premises arising from any act or course of conduct of Tenant, Tenant's employees, contractors, customers or suppliers and shall proceed with due diligence with such removal or elimination on demand of the governmental agency having jurisdiction.

13.          SURRENDER OF PREMISES - Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises as well as all equipment contained therein, in good working order and condition, ordinary wear and tear excepted.

14.          HOLDING OVER - In the event Tenant remains in possession of the Premises after the expiration of the term of this Lease, such holding over shall not constitute a renewal or extension of this Lease. The Landlord may, at its option, elect to treat Tenant as one who has not removed at the end of his term, and thereupon be entitled to all the remedies provided to the Tenant by law in that situation, or the Landlord may elect, at its option, to construe such holding over as a tenancy from month to month, subject to all the terms and conditions of this lease, except as to duration thereof, and in that event the Tenant shall pay monthly rent, at a rate equal to two (2) times the monthly rent.

15. TAXES - Landlord, during the term of this Lease, shall pay all ad valorem real estate taxes that may be assessed against the Premises, including without limitations, any improvements.

16.          ACCESS TO PREMISES - Landlord and its duly authorized agents, employees, officers and independent contractors shall have access to the Premises at all normal business hours with prior notice for the purposes of ascertaining that Tenant is carrying out the terms, conditions and provisions hereof, and to properly make any necessary repairs, improvements and alterations by reason of Tenant's default under the terms of this Lease or otherwise. In no event shall Landlord's entry onto the Premises unreasonably interfere with Tenant's conduct of its business. Landlord may place a "For Rent" sign or signs on the Premises during the last thirty (30) days this Lease is in force.

17.          Liability INSURANCE - Tenant shall, at its own cost and expense, maintain and provide public liability insurance on the Premises for occurrences where it is deemed legally liable naming Landlord as an additional insured in the amount of $5,000,000.00 per occurrence, for injuries to or the death of one or more persons, and property damage insurance of not less than $5,000,000.00 for damage to property arising out of anyone accident or occurrence. Said public liability policy, or certificate thereof, shall provide that it may not be canceled without such insurance carrier giving Landlord ten (10) days' notice of its intention to do so. Said certificate of insurance shall be delivered to Landlord together with proof of payment of premium therefor prior to, or simultaneously with the signing of this agreement. Tenant shall provide Landlord with a certificate of insurance prior to the-commencement of this Lease. During the term of this Lease, Tenant shall furnish, upon request, to Landlord copies of the policies or certificates evidencing such insurance.

18.          DAMAGE TO PREMISES - If the Premises are destroyed or damaged by fire or other casualty, or damaged thereby to the extent that Tenant is deprived of occupancy of all or a significant portion of the Premises, all rent shall be abated until the Premises are repaired by Landlord. If the Premises are so substantially destroyed that the Landlord decides in its sole reasonable discretion not to repair or rebuild, Landlord, within thirty (30) days after the damage is incurred, may terminate this Lease by notice to the Tenant. If the Premises are partially destroyed or damaged, whereby the Tenant shall be deprived of only a portion of said Premises, the Landlord may cancel this Lease or rebuild at its option. If Landlord chooses to rebuild, a proportionate allowance shall be made from the rent during the period required for such repairs, in the proportion which the number of square feet of which the Tenant-Is deprived by such damage and the making of such repairs bears to the total square feet of the Premises. Upon restoration of the building and Premises, Tenant shall continue the operation of the business and rent shall resume at its normal rate.

19.          INDEMNIFICATION - Landlord or Tenant, as the case may be, agrees to indemnify and hold harmless the other against any claims, damages, costs, expenses, and fees (including reasonable attorney's fees) incurred by the indemnified party arising out of or in connection with any claim by a third party which is inconsistent with any warranty, representation or Agreement made by the indemnifier herein, provided such claim results in a final adverse judgment against the indemnified party or is settled with the written consent of the indemnifier. The indemnified party shall have the right to participate in the defense of any such claims with its own counsel at its own expense but may not settle any claim without the prior written consent of the indemnifier if the indemnified party wishes to avail itself of the indemnity provided for above. The warranties and indemnities contained in this paragraph shall survive the termination of this Agreement.

20.          ASSIGNMENT AND SUBLETTING - Tenant shall not assign this Lease, in whole or in part, without the written consent of Landlord. If such consent is granted, said assignment shall be subject to all of the terms and conditions set forth herein. In the event that the Premises are sold to any purchaser other than the Tenant, such sale shall be made expressly subject to all of the terms, covenants, and conditions of this Lease. Tenant shall not sublease all or any part of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. If such consent is granted, said sublease shall be subject to all of the terms and conditions set forth herein provided, however, that subletting shall not in any way relieve or release Tenant of his obligations hereunder.

21.          CONDEMNATION - In the event the Premises are appropriated or otherwise . taken or the use thereof is canceled or materially impaired, not due to any act or omission on the part of Tenant, under the power of eminent domain or by paramount authority, the Tenant or Landlord shall have the right and option to terminate this lease by giving notice of such intention to the other within thirty (30) days after Landlord receives notice of condemnation from the condemning authority, the termination date to be at least sixty (60) days after the date of such termination notice. If this Lease is not so terminated, there shall be an appropriate reduction of rent in the proportion which the number of square feet of which the Tenant is deprived by such taking bears to the total square feet in the Premises. Any award for the taking in the eminent domain or condemnation proceedings shall be the sale property of Landlord except that the Tenant shall be entitled to all relocation benefits.

22.          DEFAULT - If Tenant shall fail to pay any installment of rent promptly on the day when the same shall become due, and shall continue in default for a period of ten (10) days after receipt of written notice thereof by Landlord, or if Tenant shall fail to promptly keep and perform any other affirmative covenant of this Lease or to commence such performance in good faith in accordance with the terms of this Lease and shall continue in default for a period of thirty (30)days after receipt of written notice thereof by Landlord of default and demand of performance, then and in any such event, and as often as any such event shall occur, provided Tenant has failed to cure such default within ten (10) or thirty (30) days of the respective notice, Landlord may, at its sole election and in addition to any and all other remedies provided by law or contained in this Lease, declare this Lease terminated and enter into and upon the Premises and take back same from Tenant. In such event, Tenant shall not be released from the rent past due, or future rent, or from the payment of damages for the breach of this Lease by Tenant. Furthermore, in the event of a default of the terms of this Lease, the Landlord shall be reimbursed by the Tenant for all legal fees incurred by the Landlord in connection with the enforcement of the terms of this Agreement. All remedies of Landlord shall be cumulative or alternate, and the exercise of one remedy shall not waive the exercise of any other remedy.

          In case the Landlord shall default in the performance of any material covenant or agreement contained herein, including but not limited to Landlord interfering with Tenant's enjoyment of the Premises, in particular with Tenant's access to ingress to and egress from the Premises, and said default shall continue for a period of thirty (30) days after written notice thereof to Landlord setting forth the specific nature of the default, then no rent shall be payable under this Lease for such time as such default shall continue, and the Tenant, after such thirty (30) day period to cure, may declare the Term of this Lease ended and may vacate the Premises and be relieved from all further obligations under this Lease except those that are intended to survive the termination of this Lease (e.g. the indemnification set forth in paragraph 19 above), or, if the Landlord has not diligently begun to cure such material breach (e.g. by accepting bids for repair) at the end of said thirty (30) day period, then the Tenant may, at its option, at any time during the continuance of such default after the expiration of said thirty days' notice, pay any sum necessary to perform any obligation of Landlord hereunder and deduct the cost thereof from the rent thereafter to become due under this Lease.

23. BROKERS - Landlord and Tenant acknowledge neither party engaged a real estate broker or agent in connection with this Lease transaction.

24.          BANKRUPTCY - If at any time during the term of this Lease, Tenant is adjudged bankrupt or insolvent, either as a result of voluntary or involuntary proceedings, by a court of competent jurisdiction, or if Tenant makes an assignment for the benefit of creditors, or if a receiver is appointed for Tenant, then, and in any of such events, Landlord may declare this lease forfeited, canceled, and terminated without further action on the part of Landlord or Tenant, and Landlord may at once re-enter and take possession of the Premises, but in no event shall Tenant be relieved of any liability theretofore incurred for rent or on account of the violation of any of the terms, conditions and covenants of this Lease.

25.          ESTOPPEL-CERTIFICATE BY TENANT - The Tenant agrees from time to time, upon not less than ten (10) days' prior written request by the Landlord to execute, acknowledge and deliver to the Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or jf there have been modifications that the same is in full force and effect as modified and stating the modifications), and the dates to which the basic rent and other charges, have been paid in advance, if any, it being intended that any such statement delivered pursuant to this section may be relied upon by a prospective purchaser of the fee or mortgagee of the Premises.

26.          NOTICES - If at any time after the execution of this Lease it shall become necessary for one of the parties hereto to serve any notice, demand or communication upon the other party, such notice, demand or communication shall be in writing signed by the party serving the same delivered by the registered or certified United States mail, return receipt requested; and

a) If intended for Tenant, shall be addressed to Southern States Cooperative, Inc. 6606 West Broad Street, Richmond, VA 23230 ATTN: Manager, Real Estate.

          b)          If intended for Landlord, shall be addressed to The Harry Kletter Family Limited Partnership located 7100 Grade Lanes, Louisville, Kentucky 40213 at or to such other address as either party may have furnished to the other in writing as the place for service of notice. Any notice so mailed shall be deemed to have been given as of the time the same is received by the party to whom the notice is being sent. A courtesy copy of all notices sent by the Tenant to the Landlord shall be sent to Matthew L. Kletter, Esq., 183 Madison Avenue, PH, New York, New York 10016.

27.          WAIVER OF REQUIREMENTS - No forbearance by Landlord or Tenant in the enforcement of any forfeiture or the breach of any covenant by the other shall impair or waive the right to rely upon or enforce such forfeiture or breach, or any subsequent forfeiture or breach, and the acceptance by the Landlord of a portion or of all of the rent which may be due shall not constitute a waiver of any forfeiture or any breach or of any damages or rent due to Landlord by Tenant. No waiver of any of the provisions of this lease shall be binding upon Landlord unless in writing properly executed.

28.          LEASE ACCEPTANCE - This agreement contains all the oral and written agreements, representations and arrangements between the parties hereto. Any rights which the respective parties hereto may have under any previous contracts or oral arrangements are hereby canceled and terminated, and no representations or warranties are made or implied other than as set forth herein. This lease may not be amended or modified except by a duly executed written instrument entered into by the parties hereto. All the covenants and agreements herein made shall extend to and be binding upon the representatives, successors in interest and assigns of Landlord and of Tenant. In the event that, at any future time, one or more clauses of this lease shall be held to be void by any court of competent jurisdiction for any reason, such clauses shall be deemed to be separable and the remainder of this lease shall be deemed to be valid and in full force and effect.

29. GOVERNING LAW - This agreement shall be governed by the laws of the Commonwealth of Kentucky.

30. SUCCESSORS - The terms, conditions and covenants of this Lease shall be binding upon and shall inure to the benefit of each of the parties successors and assigns.

31. COUNTERPARTS - This agreement may be executed in one or more counterparts, each of which together shall constitute one instrument.

IN WITNESS WHEREOF, the signatures of the Landlord and Tenant, by their authorized respective officer or parties, as of this day of March, 2003.

SOUTHERN STATES COOPERATIVE, INC.

By: Initialed 3/24/03 J.W.
Name:
Title:

THE HARRY KLETTER FAMILY LIMITED PARTNERSHIP

By: /s/ Harry Kletter
Harry Kletter Managing Partner

ASSIGNMENT OF CONTRACT OF PURCHASE

          For value. received, the receipt and sufficiency of which are hereby acknowledged, the undersigned, the Harry Kletter Family Limited Partnership (the "Assignor"), does hereby assign and transfer unto ISA Real Estate, LLC (Assignee), all right, title and interest in and to that certain Contract of Purchase, dated March 24, 2003, executed by Assignor and Southern States Cooperative, Incorporated (the "Contract").

          Assignor agrees that all rights and obligations of Assignor arising under the Contract or otherwise by law or by the existence of conditions precedent, which mayor may not have occurred as of the date of this Assignment, are hereby included in this Assignment and Assignee hereby agrees to accept same as if Assignee was an original party to the Contract.

Assignor represents and warrants that the interest of Assignor in the contract subject to this Assignment is free of liens, claims or encumbrances of any kind by third parties.

This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective affiliates, successors, assigns, heirs, and devisees and legal representatives.

          This Assignment shall be construed in accordance with and governed and controlled as to interpretation, enforcement, validity, construction, effect, and in all other respects by the laws, statutes, and decisions of the Commonwealth of Kentucky.

In witness whereof, on this 24th day of April 2003.

The Harry Kletter Family Limited Partnership (Assignor)	ISA Real Estate, LLC (Assignee)

by: /s/ Harry Kletter	by: /s/ Harry Kletter

AMENDMENT AND ASSIGNMENT OF CONTRACT OF PURCHASE

          AMENDMENT AND ASSIGNMENT OF CONTRACT OF PURCHASE made this _____ day of April, 2003, by and between SOUTHERN STATES COOPERATIVE, INCORPORATED, ("Seller") and HARRY KLETTER FAMILY LIMITED PARTNERSHIP, its successors or assigns, ("Purchaser").

          WHEREAS, the parties entered into a Contract of Purchase (the "Contract of Purchase") dated March 24, 2003 for the sale and purchase of real estate and all improvements thereon located at located at 7110 Grade Lane, Louisville, Kentucky 40213 (the "Premises") containing approximately 10.723 acres of land.

WHEREAS, The Purchaser, Harry Kletter Family Limited Partnership has assigned its interest in the Contract of Purchase to ISA Real Estate, LLC

WHEREAS, the parties now desire to amend the Contract of Purchase.

NOW THEREFORE, the parties do mutually agree as follows:

The Contract of Purchase is hereby modified to provide that ISA Real Estate, LLC shall be deemed the Purchaser under the Contract of Purchase, and shall be bound by the terms and conditions thereof.

Except as modified herein, the terms of the Contract of Purchase shall remain in full force and effect

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

PURCHASER:	SELLER:

HARRY KLETTER FAMILY LIMITED PARTNERSHIP	SOUTHERN STATES COOPERATIVE, INCORPORATED, a Virginia corporation

BY: /s/ Harry Kletter	BY: /s/ James R. Wright
TITLE:	TITLE: Director

ISA REAL ESTATE, LLC

BY: /s/ Harry Kletter
TITLE: